Exhibit 10.10

PHATHOM PHARMACEUTICALS, INC.

July 23, 2019

Aditya Kohli, Ph.D.

Re: Employment Offer Letter

Dear Aditya:

Phathom Pharmaceuticals, Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”) effective as of May 7, 2019.

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DUTIES. You shall serve and shall perform such duties as are customarily associated with the position of Chief Business Officer and such other duties as are assigned to you by your supervisor, Azmi Nabulsi, Chief Operating Officer. Your job duties and responsibilities may change from time to time, without advance notice, in the sole discretion of the Company. You shall initially report to Azmi Nabulsi and shall perform your services at the Company’s facilities in San Mateo County, California. This is an exempt position. You shall devote at least eighty percent (80%) of your full working time and attention to the business affairs of the Company.

•	COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. You will receive an annual base salary of $180,000 for all hours worked, less taxes, authorized withholdings and other legally required deductions. Effective August 1, 2019, your annual base salary will be increased to $220,000. You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time.

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ANNUAL BONUS. In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the board of directors. Your maximum annual bonus will be thirty-five percent (35%) of your base salary actually paid for the year to which such annual bonus relates. Your actual annual bonus will be determined on the basis of your and/or the Company’s attainment of financial or other performance criteria established by the board of directors or its designee in accordance with the terms and conditions of such bonus plan. You must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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BENEFITS. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will also be entitled to vacation and/or paid time off each year in accordance with Company policy and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

•    EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

•    COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. As a condition of your employment, you agree to execute and abide by the terms of the Company’s form of the Proprietary Information and Inventions Assignment Agreement, which shall survive termination of your employment with the Company and the termination of this Proprietary Information and Inventions Assignment Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

•    EMPLOYMENT TERMS. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law.

•    OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity. Notwithstanding the foregoing, the Company expressly acknowledges and agrees to your continued services to Frazier Healthcare Partners and further acknowledges and agrees that such continued services will not violate the terms of this Agreement.

•    AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

•    NON-INTERFERENCE. While employed by the Company, and for one (1) year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. The foregoing restrictions shall not apply with respect to the bona fide hiring and firing of Company personnel to the extent such acts are part of your duties for Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

•    REASONABLENESS OF TERMS. You agree that the terms contained in the “Other Agreements” and “Non-Interference” paragraphs above are reasonable in all respects and that the restrictions contained therein are designed to protect the Company against unfair competition. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

•    GOVERNING LAW; JURISDICTION AND VENUE. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in San Mateo County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

•    SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

•    SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

•    ENTIRE AGREEMENT. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement and the Proprietary Information and Inventions Assignment Agreement supersede any other such promises, obligations, warranties, representations or agreements between you and the Company, including, but not limited to, any previous offer letters or consulting agreements between you and the Company, or any predecessor thereto, and you agree that any and all such prior promises, obligations, warranties, representations and agreements are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter and the Proprietary Information and Inventions Assignment Agreement to our attention.

Sincerely,

Phathom Pharmaceuticals, Inc.

/s/ David Socks
Name:	David Socks
Title:	CEO

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Aditya Kohli	Date:	July 23, 2019
Aditya Kohli

Attachments:	Proprietary Information and Inventions Assignment Agreement

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